Issuer Free Writing Prospectus Dated July 25, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated July 25, 2025
Registration Statement No. 333-287284

Hang Feng Technology Innovation Co., Ltd. (Nasdaq Symbol: FOFO) Issuer Free Writing Prospectus Dated July 25, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated July 25, 2025 Registration Statement No. 333 - 287284 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. VCL1

FREE WRITING PROSPECTUS STATEMENT This Presentation has been prepared by Hang Feng Technology Innovation Co . , Ltd . (the “Company,” “Hang Feng,” “us,” “we,” or “our”) solely for informational purposes based on our own information, as well as information from public sources . Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, and we are responsible for such information . Forecasts and other forward - looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward - looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors” in the Registration Statement . These and other factors could cause results to differ materially from those expressed in these forecasts and other forward - looking information . No securities regulatory authority has expressed an opinion about the securities discussed in this Presentation and it is a criminal offense to claim otherwise . The information contained herein does not purport to be all - inclusive . Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice .   The Company has filed a Registration Statement, including a prospectus, on Form F - 1 (File Number : 333 - 287284 ) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the initial public offering to which this communicate relates . The information in this Presentation is qualified in its entirety by reference to the Registration Statement . This Presentation should be read together with the prospectus included in that Registration Statement, which can be accessed through the following link : https : // www . sec . gov / edgar /browse/?CIK= 2060083 &owner=exclude . We can give no assurance that the public offering will be completed on the terms set out in the Registration Statement, if at all . Before you invest, you should read the prospectus in that Registration Statement and other documents we have filed with the SEC for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, we, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Kingswood Capital Partners, LLC, by telephone call at (561) 961 - 0505 , mail at 7280 W Palmetto Park Rd . Suite 301 , Boca Raton, FL 33433 , or e - mail at lciervo@kingswoodus . com .YM1

FORWARD - LOOKING STATEMENTS This presentation contains forward - looking statements that involve substantial risks and uncertainties . All statements, other than statements of historical facts contained in this presentation, including statements regarding the Company’s strategy, future, operations, future financial position, projected costs, prospects, plans and objectives of management, are forward - looking statements . The words “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “will,” “would,” and similar expressions are intended to identify forward - looking statements, although not all forward - looking statements contain these identifying words . The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward - looking statements . Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward - looking statements . In addition, the forward - looking statements included in this presentation represent the Company’s view of the date of this presentation . Subsequent events and developments may cause the Company’s views to change . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to conform these statements to actual results or revised expectations . This presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction . The Company’s securities may only be sold pursuant to an effective Registration Statement filed with the SEC .  Before you invest, you should read the prospectus in the Registration Statement, including the “Risk Factors” set forth therein, and the documents filed as exhibits to the Registration Statement for more complete information about the Company and the offering .  This presentation contains proprietary information that is the property of the Company . Neither this presentation nor the proprietary information contained herein shall be published, reproduced, copied, disclosed or used for any other purpose, other than the review and consideration of this presentation . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.YM1 YX2

OFFERING SUMMARY FOFO Symbol Hang Feng Technology Innovation Co., Ltd. Issuer The NASDAQ Capital Market Exchange $4.00 per share Expected Price 1,375,000 ordinary shares or 1,581,250 ordinary shares if the underwriters exercise in full the over - allotment option Ordinary Shares Offered $5,500,000 (or approximately $6,325,000 assuming underwriters exercises its over - allotment option in full) Gross Proceeds 15% of the number of ordinary shares sold in this offering or 206,250 additional shares Over - Allotment Option 6,665,000  ordinary shares, or 6,871,250  ordinary shares if the underwriters exercise in full the over - allotment option. Ordinary Shares Outstanding Immediately After The Offering • approximately 30% to strengthen our corporate management consulting business; • approximately 30% to develop our asset management business; • approximately 20% to drive business expansion and strategic partnerships; • approximately 20% to support general working capital and corporate operations. Use of Proceeds Kingswood Capital Partners, LLC Lead Managing Underwriter See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.LC1 VCL2 VCL3 YX4

- COMPANY PROFILE - Shareholding Structure *Pre - IPO/Post - IPO The diagram illustrates our corporate structure as of the date of this FWP based on 5,290,000 ordinary shares issued and outs tan ding as of the date of this FWP, and upon completion of this offering of 1,375,000 ordinary shares, assuming no exercise of the underwriters’ over - allotment option See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. *Pre - IPO/Post - IPO *Pre - IPO/Post - IPO VCL1 LG2 LG3

We are committed to providing comprehensive corporate management consulting and asset management services, tailored to address the specific needs of each client. - COMPANY PROFILE - Hang Feng Technology Innovation Co., Ltd. is a Cayman Islands holding company Our goal is to empower our clients to design, implement, and achieve their unique business and investment objectives. Headquartered in Hong Kong Corporate Overview See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Since 2023 Starting in 2024 October 15, 2024 Identified market opportunities and offering consulting services through Starchain to a growing network of clients. Started offering asset management services through HF CM, HF IAM and HF Fund SPC. Reorganized as an exempted company with limited liability in the Cayman Islands. LG1 LG2 YX3 YX4 YX5

- OUR SERVICES - See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. The Company provides corporate management consulting services through one of its wholly - owned subsidiaries in Hong Kong, Starchain ; The company also provides asset management services through its wholly owned subsidiaries, including HF CM incorporated in Cayman Islands, HF IAM incorporated in British Virgin Islands, and HF Fund SPC in Hong Kong . For the fiscal year ended December 31 , 2024 , corporate management consulting services accounted for approximately 67 . 7 % of revenue, while asset management services accounted for approximately 32 . 3 % of our total revenue . Corporate Management Consulting Services Asset Management Services Subscription fee Management fee Project - Based Fees : Charges for specific projects. Revenue Stream Revenue Stream Comprehensive regulatory & compliance services Compliance risk mitigation Effective practices for corporate governance Compliance Support during company setup Maintenance of statutory records Monthly Service Fees : Ongoing consulting services. An open - ended investment fund regulated by the CIMA An approved investment manager registered with the British Virgin lslands Financial Services Commission Licensed under the Securities and Futures Commission (SFC) of Hong Kong (Type 4 & 9 Licenses, CE Number: BPL865 ) . https://apps.sfc.hk/publicregWeb/c orp/BPL865/details Strategic insights & growth recommendations Performance management reporting KPI advisory: measurement & optimization Management Consulting Fund management HF CM British Virgin Islands HF IAM Hong Kong HF Fund SPC Cayman Islands Regulatory compliance and governance consulting VCL1 LC2 YX3 YX4 YX5 YX6 YX7 YX8 YX9YX10

- COMPETITIVE STRENGTHS - Personalized, Diversified and Client - Centric Advisory Services We provide highly customized advisory solutions, leveraging deep industry expertise to address each client’s unique needs. Efficient and Reliable Execution We operate with agility and precision, ensuring that financial strategies are executed both promptly and effectively. Experienced Team and Strategic Leadership Our core team combines in - depth expertise in capital markets, corporate management consulting, and the Hong Kong market. Strong Network and Industry Relationships Our core team maintains strong relationships with business owners, financial partners, and management teams across various sectors. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. LG1

Asset Management x Corporate Management Consulting Expanding our presence: - BUSINESS STRATEGIES - LG1LG2

- BUSINESS STRATEGIES -



1 Expanding corporate management consulting client base and Assets Under Management Through Strategic Partnerships:

Form strategic alliances and deliver more comprehensive services

2 Attracting and Retaining Highly Qualified Professionals:

Leverage the extensive professional networks to identify and engage top-tier talent

3 Delivering Value-Driven and Client-Centric Solutions:

Provide personalized, value-driven solutions that align closely with capital market and address specific needs.

4 Expanding Services Beyond Hong Kong to the Greater Asia Market:

Extend operations to Greater Asia market to strengthen presence in the rapidly growing Asian financial markets.

5 Enhancing Technology Capabilities in FinTech and AI:

Integrate advanced FinTech and AI solutions to enhance services, and improve efficiency, accuracy, and real-time insights across our operations.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

1 2 3 4 Hong Kong’s capital markets demonstrated resilience with significant IPO activity, which creating a demand for consulting services related to IPO readiness, regulatory compliance, and strategic positioning Rising number of listed companies in Hong Kong has led to an increased demand for professional corporate management consulting services The increasing use of AI tools allows for greater efficiency and refined service offerings that cater specifically to client needs Major drivers propelling the development of corporate management consulting and asset management market in Hong Kong - INDUSTRY - Market Opportunities and GrowthYX1YX2YX3

MANAGEMENT DIRECTORS

Our strategy is driven by a talented and experienced leadership team:



QIAN Fenglei
Director & Chairman

Mr. Qian is experienced in managing investment companies and has extensive investment experiences in the areas of information technology, healthcare, high-end manufacturing, energy and environmental protection and culture and education.

Mr. Qian is also the founder of Zhejiang Highfund International Holdings Co., Ltd., a company established in 2017 which focuses on equity investment, merger and acquisition. He also serves as an executive director of WellCell Holdings Co., Ltd. (2477.HK), a Hong Kong-listed company.

Mr. Qian received an Executive Master of Business Administration in Finance from the Shanghai Advanced Institute of Finance of Shanghai Jiao Tong University in 2018.



XU Zhiheng
CEO and a Director Nominee*

With over 14 years of experience in equity investment and asset management, **Mr. Xu** held senior management roles in the investment departments of several Hong Kong-listed companies, gaining extensive expertise in asset management.

Mr. Xu was head of investor relations and board secretary of NVT (HK) Limited from April 2023 to November 2024. From September 2018 to April 2023, Mr. Xu was deputy general manager at Sun Wing International Asset Management Limited, acting as a licensed Responsible Officer for asset management businesses and overseeing fund management and advisory services.

Mr. Xu holds a Master of Science in New Media from The Chinese University of Hong Kong and a dual degree in Journalism and Economics from Huazhong University of Science and Technology and Wuhan University.



CHOW Chun Yu Leeds
CFO

Mr. Chow has over 14 years of experience in the audit and financing industry. Currently, Mr. Chow also serves as an independent director of another public company, Decent Holding Inc. (Nasdaq: DXST), since January 22, 2025. Mr. Chow previously served as Chief Financial Officer and Principal Accounting Officer of the ABVC BioPharma, Inc. (Nasdaq: ABVC) from September 2022 to February 2025, after acting as a Financial Controller of the same company from March 2021 to August 2022.

Mr. Chow graduated in University of California, Santa Barbara, with a Bachelor of Arts degree, majoring in Business Economics with Accounting Emphasis.

**The appointment of each director nominee will be effective upon the effectiveness of the registration statement on Form F-1 for this offering.*

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

MANAGEMENT DIRECTORS Our strategy is driven by a talented and experienced leadership team: *The appointment of each director nominee will be effective upon the effectiveness of the Registration Statement on Form F - 1 for this offering . WONG Yiu Kit Ernest CHENG Chi Wai Benny Notes : HKU (The University of Hong Kong) ; HKUST (The Hong Kong University of Science and Technology) ; CUHK (The Chinese University of Hong Kong) ; ACCA (Chartered Certified Accountant) ; HKICPA (Hong Kong Institute of CPAs) ; ICAEW (Institute of Chartered Accountants in England and Wales) ; HKSI (Hong Kong Securities and Investment Institute) ; CFA (Chartered Financial Analyst) ; The Securities and Futures Ordinance (SFO) is the primary legislation governing Hong Kong's securities and futures markets . Mr . Cheng has over 25 years of experience in the financial service and fund management industry . Mr . Cheng founded Insight Capital Investment Limited in 2013 and is currently a responsible officer in respect of Type 4 (advising on securities) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (SFO) of Hong Kong . Mr . Cheng holds a bachelor’s degree in economics from the University of New South Wales and a Master’s degree in Business Administration from California State University . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. WU Wei Independent Director Nominee* Mr . Wu has over 25 years of experience in investment banking and direct investment . He is a founder of Maison Capital Hong Kong Limited and has served as a senior partner since 2012 . Mr . Wu also founded Fong Capital Partners Management Limited in January 2023 and acts as its partner since then . Both firms are private equity funds investing in broader Asia region . Mr . Wu holds a Bachelor of Art Degree in Economics and Operations Research from Columbia University . Independent Director Nominee* Independent Director Nominee* Mr . Wong has over 30 years' experience in finance and executive management . As President and Group CFO of KVB Holdings since 2011 , he previously served as CFO and Executive Director of KVB Kunlun Financial Group ( 2014 - 2019 ) . Mr . Wong holds master's degrees from University of Oxford, HKUST and CUHK, plus a BBA from HKU . He is a Fellow of ACCA, HKICPA and ICAEW, and a CFA charterholder , with active roles on ACCA's Global Council and HKU's Court, reflecting his extensive expertise and leadership in the accounting and finance professions . YX1 YX2 YX3 LG4 YX5 YX6

Net Income 2024 $866k For the year ended December 31, 2024, our total revenue was approximately US$2,029,269 . Revenue from corporate management consulting services accounted for approximately US$1,374,718 , or approximately 67.7% . Revenue from asset management services contributed approximately US$654,551 , or approximately 32.3% . Total Revenue 2024 $2.03M See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. - FINANCIAL INFORMATION - Comparison of Fiscal Years Ended December 31, 2024 and December 31, 2023LC1 LC2 YX3YX4YX5YX6YX7YX8YX9LG10

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. - FINANCIAL INFORMATION - 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 2023 2024 119,534 1,374,718 0 654,551 Comparison of Fiscal Years Ended December 31, 2024 and December 31, 2023 Revenue from Asset Management Services Revenue from Corporate Management Consulting Services Unit: USD Total revenue from corporate management consulting services increased by approximately US$1,255,184 , from US$119,534 for the year ended December 31, 2023, to US$1,374,718 for the same period in 2024. The increase was driven by Starchain signing seven new clients in 2024, resulting in an increase in corporate management consulting services revenue of US$594,878 in 2024. In addition, in 2024, Starchain introduced new corporate management consulting services to its largest client, HF Holdings, which led to an increase in corporate management consulting services revenue from related parties of approximately US$660,306, a 552.4% rise compared to 2023.YM1VCL2 YX3 LG4

14 Contact us Issuer Hang Feng Technology Innovation Co., Ltd. Underwriter Kingswood Capital Partners, LLC Email: info@hangfengcapital.com Tel: +852 3905 2399 Address: Room 2008, Cheung Kong Center, 2 Queen's Road Central, Central, Hong Kong Email: lciervo@kingswoodus.com Tel: 561 - 961 - 0505 Address: 7280 W. Palmetto Park Rd., Suite 301 Boca Raton, FL 33433 YX1